EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholder and Board of Directors
BBVA USA Bancshares, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑203391) on Form S-3 of BBVA USA Bancshares, Inc. of our reports dated February 28, 2020, with respect to the consolidated balance sheets of BBVA USA Bancshares, Inc. as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, shareholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of BBVA USA Bancshares, Inc.

/s/ KPMG LLP
Birmingham, Alabama
February 28, 2020